UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of report (Date of earliest event reported):  March 30, 2005

MedQuist Inc.

(Exact Name of Registrant as Specified in Charter)

New Jersey	0-19941	22-2531298
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1000 Bishops Gate Blvd., Suite 300, Mt. Laurel, NJ		08054
(Address of Principal Executive Offices)		(Zip Code)

                Registrant’s telephone number, including area code: (856) 206-4000

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On March 30, 2005, the Board of Directors (the “Board”) of MedQuist Inc. (the “Company”) appointed Gregory M. Sebasky to the Board, effective April 1, 2005.  Mr. Sebasky served as the Company’s President from February 12, 2004 through March 8, 2005.   Mr. Sebasky has returned to Philips Medical Systems to serve as the Senior Vice President & CEO of Global Customer Services.  Prior to joining MedQuist, Mr. Sebasky served as Senior Vice President of Operations for Philips Medical Systems’ Cardiac & Monitoring Systems business.  He held many senior positions in finance and general management at  Hewlett-Packard’s Medical Products Group.  Later, Mr. Sebasky was Vice President and General Manager of the New Ventures unit within Agilent Technologies’ Healthcare Solutions Group, which was sold to Philips in August 2001. Mr. Sebasky has not yet been appointed to any committee of the Board of Directors.

Pursuant to the Governance Agreement by and between Koninklijke Philips Electronics N.V., a corporation organized under the laws of The Netherlands, and the Company dated May 22, 2000, Mr. Sebasky will be deemed to be a “Purchaser Director” appointed by Philips.  Philips is the Company’s majority shareholder, owning approximately 70.9% of the Company’s common stock.

During his service as President of MedQuist, Mr. Sebasky remained an employee of Philips Medical Systems.  Philips Medical Systems invoiced MedQuist $500,000 for Mr. Sebasky’s service to MedQuist for the fiscal year ended December 31, 2004.

As a director appointed by Philips, Mr. Sebasky will not receive any compensation for his service on the Board, but he shall be reimbursed for all expenses incurred by him in connection with his service on the Board.

The public announcement regarding Mr. Sebasky’s appointment was made by means of a press release dated March 31, 2005, the text of which is set forth in Exhibit 99.1 to this Form 8-K and which is incorporated herein by reference in its entirety.

Item 9.01.            Financial Statements and Exhibits.

The following exhibit is filed with this Form 8-K:

Exhibit No.	Description

99.1	Press Release dated March 31, 2005

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDQUIST INC.

Date:	April 5, 2005	By: /s/ Howard S. Hoffmann
Name: Howard S. Hoffmann
Title: Chief Executive Officer